Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2013 in this Registration Statement on Form S-1 and related Prospectus of Snap Interactive, Inc. for the registration of common stock and warrants dated October 1, 2013.

/s/ ERNST & YOUNG LLP
New York, New York
September 30, 2013